EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-______) under the Securities Act of 1933 of Palomar Enterprises, Inc. (a Delaware corporation), to be filed in January 2003, of our independent auditor's report dated March 20, 2002, relating to the balance sheets of Palomar Enterprises, Inc. (SEC File No. 0-32829, CIK No. 1082822) as of December 31, 2001 and 2000 and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2001 and 2000, which report appears in the 2001 Annual Report on Form 10-KSB of Palomar Enterprises, Inc.


                                         /s/ S. W. HATFIELD, CPA
Dallas, Texas
January 13, 2003